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                                                                   EXHIBIT 10.25

Dan Levin
141 Corona Way
Portola Valley, CA 94028

November 23, 1998

Dear Dan,

I've been very impressed by your experience and enthusiasm, and I am pleased to offer you the position of Vice President, Engineering for Replay Networks. In this role you will be responsible for leading, managing, and staffing all of Replay's engineering efforts. You will also participate in the Company's business planning as a key executive.

Your start date would be 12/28/98, and is subject to the successful completion of a one-month contract as Acting Vice President, Engineering.

Your base salary will be $140K per year payable twice each month. You would also receive options for 225,000 shares of common stock in our company. These options will vest over three years and will be subject to our standard Option Agreement. The first one third will vest after 12 months, and the remainder will vest monthly. Vesting will, of course, depend on your continued employment with the company. Your employment with the company will be on an "at will" basis.

You will receive Health and Dental benefits. We also offer 15 paid vacation or sick days (Flexible Time Off) per year plus 7 holidays. You will need to sign our standard employment agreement prior to starting work.

If your employment with Replay Networks is terminated by Replay for any reason other than "cause", you will be granted 6 (or less, the number to be mutually agreed to in the next 30 days) months of salary and health benefits as severance pay.

There are many exciting challenges directly ahead and we have high expectations for the company. I am confident that with your skills and experience, you will make a great contribution and will develop your own skills at the same time. We think you'll find this new venture to be a fun and exciting place to work. You'll be working with a small group of excellent, dedicated professionals producing an innovative new consumer electronics product. We hope you will find this opportunity to be challenging, rewarding, and fun. We're looking forward to working with you!

Sincerely,

/s/ Anthony J. Wood

Anthony J. Wood
CEO